Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2023 RESULTS

Life-licensed sales force grew 4% to 139,053, driven by continued strength in recruiting and licensing

Term Life pre-tax income grew 7%; Issued Term Life policies up 9% and total face amount issued up 13%

Investment and Savings Products pre-tax income grew 9%; Average client asset values up 10%

Net earnings per diluted share (EPS) of $4.23 versus $2.11 (including a non-cash goodwill impairment of $1.59 per diluted share) in the prior year period. Return on stockholders’ equity (ROE) was 28.1%

Diluted adjusted operating EPS of $4.28 increased 14%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) was 28.0%

Duluth, GA, November 7, 2023 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2023. Total revenues of $710.9 million increased 6% compared to the third quarter of 2022. Net income of $152.1 million increased 91%, while earnings per diluted share of $4.23 doubled compared to the same period in the prior year. The prior year period results included a non-cash goodwill impairment charge of $60.0 million, or $1.59 per diluted share. ROE was 28.1% for the current period.

Adjusted operating revenues of $713.2 million increased 5% compared to the third quarter of 2022. Adjusted net operating income of $153.8 million increased 9%, while adjusted operating earnings per diluted share of $4.28 increased 14% compared to the same period in the prior year. ROAE was 28.0% for the quarter.

Third quarter results reflect the strength of the Company’s business model. The life-licensed sales force continued to grow both sequentially and on a year-over-year basis. Financial results in the Term Life segment benefited from the size and stability of the in-force block, predictable margins and strong sales during the period. Financial results in the Investment and Savings Products segment were positively impacted by growth in client asset values compared to the prior year period, although equity markets were volatile during the third quarter of 2023. Net investment income, reflected in the Corporate and Other Distributed Product segment, continued to benefit from higher interest rates and growth in the size of the portfolio, while the Senior Health segment had a net loss due to elevated contract acquisition costs and limited sales opportunities ahead of the Medicare Annual Enrollment Period (“AEP”).

“Our results reflect the solid financial performance underlying our business and another quarter of double-digit growth in adjusted earnings per share,” said Glenn Williams, Chief Executive Officer. “Robust recruiting and licensing numbers and nearly 4% growth in the size of the life-licensed sales force validate the appeal of our entrepreneurial opportunity.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2023	Q3 2022	% Change	Adjusted Q3 2022	% Change
Life-Licensed Sales Force	139,053	134,313	4%
Recruits	92,269	127,788	(28)%
New Life-Licensed Representatives	12,311	12,518	(2)%
Life Insurance Policies Issued (1)	88,589	71,104	N/A	81,372	9%
Life Productivity (1) (2)	0.21	0.18	N/A	0.20	*
Issued Term Life Face Amount ($ billions) (3)	$29.5	$26.0	13%
ISP Product Sales ($ billions)	$2.2	$2.2	1%
Average Client Asset Values ($ billions)	$91.5	$83.3	10%
Senior Health Submitted Policies (4)	10,718	16,095	(33)%
Senior Health Approved Policies (5)	9,948	14,862	(33)%
Closed U.S. Mortgage Volume ($ million brokered)	$82.7	$99.8	(17)%

(1)
Previously reported numbers for the three months ended September 30, 2022 have been adjusted as a result of a product change made near the end of 2022, which modified how policies are structured in relation to individual lives. To make year-over-year comparisons more consistent, we have provided estimates for the prior year period.
(2)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(4)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(5)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q3 2023	Q3 2022	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$428,772	$414,589	3%
Investment and Savings Products	218,898	201,697	9%
Senior Health	13,436	17,184	(22)%
Corporate and Other Distributed Products (1)	52,102	42,586	22%
Total adjusted operating revenues (1)	$713,208	$676,056	5%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$141,222	$131,707	7%
Investment and Savings Products	64,373	59,221	9%
Senior Health (1)	(7,583)	(3,723)	(104)%
Corporate and Other Distributed Products (1)	3,065	(3,308)	193%
Total adjusted operating income before income taxes (1)	$201,077	$183,897	9%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The appeal of Primerica’s entrepreneurial opportunity and continued focus on the fundamental building blocks of the business are driving strong recruiting and licensing trends with 92,269 new recruits and 12,311 new life licenses added during the quarter. Year-over-year comparisons are not meaningful due to the significant recruiting incentives offered following our biennial convention in July 2022. As of September 30, 2023, the Company had a total of 139,053 independent life-licensed representatives, representing a 1% increase over June 30, 2023, and a 4% increase compared to the end of September 2022.

Term Life Insurance

During the third quarter of 2023, the Company issued 88,589 new term life insurance policies, up 9% compared to the estimated number of policies issued in the prior year period (as adjusted to reflect a comparable one life per policy basis). Issued term life face amount, which captures the number of policies issued and the face amount of both new policies issued and additions to in-force policies, increased 13% to $29.5 billion compared to $26.0 billion in the prior year period. Productivity at 0.21 policies per life-licensed representative per month during the quarter compares favorably to the adjusted 0.20 policies in the prior year period.

Third quarter revenues of $428.8 million increased 3%, while pre-tax income of $141.2 million increased 7% driven by 6% growth in adjusted direct premiums. The Company continues to see elevated lapses most notably on policies sold near the onset of or during the COVID-19 pandemic when various financial aid programs were widely available to the middle-income marketplace. Ongoing cost-of-living pressures and the elimination of these programs are likely contributors to the timing of these lapses. Persistency for policies issued over the last year and policies in later durations are generally in line with the historical trends underlying our LDTI assumptions. The benefits and claims, DAC amortization and net insurance expense ratios at 57.9%, 11.7% and 7.3%, respectively, were consistent with the prior year period resulting in a pre-tax operating margin of 23.0% for the quarter.

Investment and Savings Products

Ending client asset values increased 12% year-over-year to $88.4 billion as of September 30, 2023. Total product sales remained unchanged at $2.2 billion, while revenue-generating sales grew 8% driven by higher investor demand for variable annuities and the guarantee features they offer. During the quarter, the Company transitioned to a new managed account custodial platform. The conversion created temporary headwinds in sales as securities-licensed representatives familiarized themselves with the new technology and helped their clients navigate to the new platform. The Company successfully retained 98% of client account balances on the new platform, with the 2%, or approximately $150 million, that was not retained reflected as redemptions in the quarter. Net client inflows were $192 million, or approximately $342 million after adjusting for the platform conversion.

Third quarter revenues of $218.9 million and pre-tax income of $64.4 million each increased 9%. Sales-based commission revenues and expenses each increased 7%, in line with the increase in revenue-generating sales. Asset-based revenues increased 11%, in line with the increase in average client asset values, while commission expenses increased 14%. The change in asset-based commission expenses is consistent with asset-based revenues, excluding revenue on Canadian Segregated funds for which commission expenses are recognized as insurance commission and amortization of DAC.

Senior Health

Approximately 10,000 policies were approved during the third quarter. We added new agents to position the business for AEP, but hiring delays resulted in fewer agents on the phones and a higher mix of less experienced agents than in the prior year period. The lifetime value of commissions per approved policy (“LTV”) was $911, while contract acquisition costs per approved policy (“CAC”) was $1,263. CAC in the third quarter is typically elevated as approved policies are seasonally low, there is generally a higher mix of less tenured agents than in other periods and training costs are high ahead of AEP.

Third quarter revenues of $13.4 million included a $2.3 million positive tail adjustment, reflecting stabilized persistency and annual rate increases. The pre-tax loss of $7.6 million reflects a ramp-up of costs in preparation for AEP and lower sales volume due to less effective lead conversion. The Company remains committed to growing the Senior Health business responsibly and will not need to provide capital to the segment in 2023.

Corporate and Other Distributed Products

During the third quarter of 2023, the segment recorded pre-tax income of $3.1 million compared to a pre-tax loss of $3.3 million in the prior year period. The improvement is principally due to the $10.8 million, or 44%, increase in adjusted net investment income driven by the continued benefit of significantly higher yields on new investments and growth in the portfolio over the past year. Commissions on our other products portfolio were generally consistent with the prior year period.

Taxes

The effective tax rate was 23.5% in the third quarter of 2023 compared to 34.3% in the prior year period. Excluding the non-cash, non-deductible goodwill impairment charge in 2022, the effective tax rate for the third quarter of 2022 was 22.9%. On an adjusted basis, the effective tax rate was higher than in the prior year period due to higher state income taxes in the current year period.

Capital

During the third quarter, the Company repurchased $106.5 million of its common stock, for a total of $302.5 million year-to-date and expects to complete the repurchase of $375 million of common stock during 2023 as authorized by the Board of Directors. The Board of Directors has approved a dividend of $0.65 per share, payable on December 12, 2023, to stockholders of record on November 21, 2023.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $337 million. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 445% as of September 30, 2023.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude non-cash goodwill impairment charges. We exclude non-cash goodwill impairment charges as a non-recurring item that will cause incomparability between period-over-period results. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income. We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, November 8, 2023, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.8 million client investment accounts on December 31, 2022. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2023	December 31, 2022
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,589,000	$2,495,456
Fixed-maturity security held-to-maturity, at amortized cost	1,417,460	1,444,920
Short-term investments available-for-sale, at fair value	20,051	69,406
Equity securities, at fair value	29,123	35,404
Trading securities, at fair value	18,160	3,698
Policy loans and other invested assets	49,840	48,713
Total investments	4,123,634	4,097,597
Cash and cash equivalents	468,762	489,240
Accrued investment income	23,797	20,885
Reinsurance recoverables	2,954,245	3,209,540
Deferred policy acquisition costs, net	3,374,627	3,188,502
Renewal commissions receivable	191,818	200,043
Agent balances, due premiums and other receivables	287,138	254,276
Goodwill	127,707	127,707
Intangible assets, net	177,650	185,525
Income taxes	106,033	93,632
Operating lease right-of-use assets	55,203	40,500
Other assets	359,010	428,259
Separate account assets	2,183,435	2,305,717
Total assets	$14,433,059	$14,641,423

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,045,151	$6,297,906
Unearned and advance premiums	15,387	15,422
Policy claims and other benefits payable	475,403	538,250
Other policyholders' funds	447,876	483,769
Notes payable	593,508	592,905
Surplus note	1,417,056	1,444,469
Income taxes	227,866	204,018
Operating lease liabilities	61,783	45,995
Other liabilities	575,143	580,780
Payable under securities lending	77,956	100,938
Separate account liabilities	2,183,435	2,305,717
Total liabilities	12,120,564	12,610,169

Stockholders' equity

Common stock	353	368
Paid-in capital	-	-
Retained earnings	2,215,378	2,153,617
Effect of change in discount rate assumptions on the liability for future policy benefits, net of income tax	377,635	130,416
Net unrealized gains (losses) and foreign currency translation, net of income tax	(280,871)	(253,147)
Total stockholders' equity	2,312,495	2,031,254
Total liabilities and stockholders' equity	$14,433,059	$14,641,423

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2023	2022
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$831,681	$810,079
Ceded premiums	(411,015)	(404,870)
Net premiums	420,666	405,209
Commissions and fees	238,902	225,468
Net investment income	34,730	24,346
Investment gains (losses)	(1,795)	(2,699)
Other, net	18,429	20,965
Total revenues	710,932	673,289

Benefits and expenses:
Benefits and claims	162,062	159,396
Future policy benefits remeasurement (gain)/loss	179	1,514
Amortization of deferred policy acquisition costs	69,405	66,077
Sales commissions	116,200	105,915
Insurance expenses	57,821	57,552
Insurance commissions	7,911	7,666
Contract acquisition costs	12,568	13,446
Interest expense	6,632	6,802
Goodwill impairment loss	-	60,000
Other operating expenses	79,353	73,791
Total benefits and expenses	512,131	552,159
Income before income taxes	198,801	121,130
Income taxes	46,738	41,569
Net income	$152,063	$79,561

Earnings per share attributable to common stockholders:
Basic earnings per share	$4.23	$2.12
Diluted earnings per share	$4.23	$2.11

Weighted-average shares used in computing earnings per share:
Basic	35,760	37,438
Diluted	35,822	37,541

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2023	2022	% Change
	(In thousands, except per-share amounts)
Total revenues	$710,932	$673,289	6%
Less: Investment gains (losses)	(1,795)	(2,699)
Less: 10% deposit asset MTM included in NII	(481)	(68)
Adjusted operating revenues	$713,208	$676,056	5%

Income before income taxes	$198,801	$121,130	64%
Less: Investment gains (losses)	(1,795)	(2,699)
Less: 10% deposit asset MTM included in NII	(481)	(68)
Less: Goodwill impairment	-	(60,000)
Adjusted operating income before income taxes	$201,077	$183,897	9%

Net income	$152,063	$79,561	91%
Less: Investment gains (losses)	(1,795)	(2,699)
Less: 10% deposit asset MTM included in NII	(481)	(68)
Less: Goodwill impairment	-	(60,000)
Less: Tax impact of preceding items	535	647
Adjusted net operating income	$153,804	$141,681	9%

Diluted earnings per share (1)	$4.23	$2.11	100%
Less: Net after-tax impact of operating adjustments	(0.05)	(1.65)
Diluted adjusted operating earnings per share (1)	$4.28	$3.76	14%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended September 30,
	2023	2022	% Change
	(In thousands)
Direct premiums	$826,665	$804,586	3%
Less: Premiums ceded to IPO coinsurers	212,951	226,869
Adjusted direct premiums	613,714	577,717	6%

Ceded premiums	(409,801)	(403,417)
Less: Premiums ceded to IPO coinsurers	(212,951)	(226,869)
Other ceded premiums	(196,850)	(176,548)
Net premiums	$416,864	$401,169	4%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2023	2022	% Change
	(In thousands)
Income/(loss) before income taxes	$(7,583)	$(63,723)	88%
Less: Goodwill impairment	-	(60,000)
Adjusted operating income before taxes	$(7,583)	$(3,723)	(104)%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2023	2022	% Change
	(In thousands)
Total revenues	$49,826	$39,819	25%
Less: Investment gains (losses)	(1,795)	(2,699)
Less: 10% deposit asset MTM included in NII	(481)	(68)
Adjusted operating revenues	$52,102	$42,586	22%

Loss before income taxes	$789	$(6,075)	113%
Less: Investment gains (losses)	(1,795)	(2,699)
Less: 10% deposit asset MTM included in NII	(481)	(68)
Adjusted operating loss before income taxes	$3,065	$(3,308)	193%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	September 30, 2023	December 31, 2022	% Change
	(In thousands)
Stockholders' equity	$2,312,495	$2,031,254	14%
Less: Net unrealized gains (losses)	(269,602)	(240,868)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	377,635	130,416
Adjusted stockholders' equity	$2,204,462	$2,141,706	3%